EXHIBIT 99.2

   NATIONAL TECHNICAL SYSTEMS, INC.

   FIRST QUARTER 2009

   JUNE 13, 2008

TRANSCRIPT OF EARNINGS CALL

CORPORATE PARTICIPANTS

  Bill McGinnis
  National Technical Systems, Inc. - President and CEO
  Raffy Lorentzian
  National Technical Systems, Inc. - CFO

INVESTOR RELATIONS

Arthur Wood
BPC Financial Marketing - IR

CONFERENCE CALL PARTICIPANTS

Joe Silva
Analyst
David Gabai
Analyst

PRESENTATION

Operator

Welcome to the National Technical Systems first quarter fiscal year 2009 conference call. (OPERATOR INSTRUCTIONS). This conference call is being recorded today, Friday, June 13, 2008. I would now like to turn the conference over to [Arthur Wood]. Please go ahead.

Arthur Wood - National Technical Systems, Inc. - IR

Thank you. Good day. My name is [Arthur Wood] and I will be the moderator for today’s presentation, which is being recorded and will be accessible for 90 days via the Company’s Website, www.NTSCorp.com.

Thank you for your interest in National Technical Systems. With me today are the President and Chief Executive Officer of the Company, Bill MicGinnis, and Raffy Lorentzian, Chief Financial Officer. Mr. MicGinnis and Mr. Lorentzian are going to discuss the Company’s financial results for its fiscal first quarter of 2009 period ended April 30, 2008. At the conclusion of the prepared remarks we will open the conference for questions.

In compliance with SEC requirements I must read the following forward-looking statements. Certain matters discussed during this conference call will include forward-looking statements within the meaning of Section 21E of the United States Securities and Exchange Act of 1934 as amended. All statements regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks, uncertainties.

There are no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Important factors that could cause actual results to differ materially from the Company’s expectations include but are not limited to those factors that are disclosed under the heading, risk factors, and elsewhere in the Company’s documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Forward-looking statements that are made during today’s call are only made as of a day of this conference call and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Gentlemen, please proceed.

Bill McGinnis - National Technical Systems, Inc. - President and CEO

Thank you. I want to say good morning and Raffy and I really appreciate everybody joining us today. I will make a few comments and I will turn it over to Raffy for a financial presentation.

I’m pleased with the first quarter results. We had some facilities perform extremely well. The market that continues to remain very strong for us is aerospace. Our backlog is strong and our new orders booked remains steady.

Even though we performed very well financially in the first quarter, we did experience delays in receiving test items from manufacturers mainly in the defense industry. This affected operational performance at our Camden and Wichita facilities. We believe this is a temporary situation and should reverse itself during the balance of the year.

We have added additional environmental test capabilities at our Wichita facility to respond to increased test requirements due to a specification change. We have also added a new range to handle the expected increase in work. At this time the Wichita facility has experienced a steady increase in workload.

In addition, we did reduce headcount in our Technical Resources segment and as a result we have improved financial performance. We’re investing time and dollars to build and develop an engineering service sector using many of the Technical Resources segment staff. As a result we are seeing an increase in activity from two of our major Technical Resources engineering clients.

Finally, as announced earlier this week, we acquired Elliott Laboratories, a highly respectable EMC testing organization. This gives us a stronghold in Northern California from an EMC technology perspective. It also gives us a strong base to build additional environmental capability to service the local telcom and aerospace and defense markets in that region.

I will now turn it over to Raffy for a financial overview.

Raffy Lorentzian - National Technical Systems, Inc. - CFO

Thanks. I will start with a high-level summary. Our revenues increased by 6.5% to $31.7 million in this quarter compared to $29.8 million in the same quarter last year, while net income increased by 23.2% to $728,000 in this quarter compared to $591,000 in the same quarter last year. And corresponding earnings per share on a diluted basis increased to $0.08 per share in the current quarter from $0.06 per share in the same quarter last year.

Getting into more detail, our engineering and evaluation segment revenues grew by 8.9% to $23.3 million in this quarter compared to $21.4 million in the same quarter last year. Approximately $1.1 million of this growth came from acquisitions. Our organic growth was lower than expected, primarily due to delays in receiving test items from manufacturers in the defense industry.

In our Technical Solutions segment, revenues were unchanged at $8.4 million for the current quarter compared to the same quarter last year. Our total gross profit increased by 9.4% to $7.7 million. Gross profit as a percentage of revenues grew by 0.7% to 24.2% from 23.5%. Selling and G&A expenses increased by 5.6% to $6.1 million.

Equity income from our 50% share in the Japan subsidiary decreased from a $56,000 income to a $32,000 loss. This was primarily attributed to the week economic environment in Japan.

Operating income increased by 19.2% to $1.1 million.

Interest expense increased from $454,000 to $523,000. This is primarily due to additional borrowings for the U.S. USTL acquisition, partially offset by lower interest rates.

Other income increased from $156,000 to $201,000. Income before income taxes and minority interest increased by 22.5% to $1,214,000 in this quarter compared to $991,000 in the same quarter last year. Our tax rate was about the same for both periods at 40%.

Our net income increased by 23.2% to $728,000 from $591,000 and $0.08 per share in the current quarter from $0.06 in the same quarter last year. Our balance sheet is still strong with approximately $2.9 million in cash, $92 million in total assets and about $38.2 million in shareholders’ equity. Our orders in the E&E group remain strong with a backlog of $45.5 million at 4/30/08 compared to $38.7 million at 4/30/07, an increase of 17.5%.

That is it for my report. The 10-Q will be filed later today.

Bill McGinnis - National Technical Systems, Inc. - President and CEO

Great. Thanks, Raffy. Why don’t we go to Q&A?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). [Joe Silva].

Joe Silva Analyst

I’ve got a question. Maybe two questions, with a follow-up. The $201,000 as other income, where exactly did that come from, what -- if you could explain that to me?

Raffy Lorentzian - National Technical Systems, Inc. - CFO

This is Raffy. We had some securities that were being held for investment and we sold those securities. And the bulk of that, about $195,000, of our other income is made up of the gain from the sale securities.

Joe Silva Analyst

You are adding that to the $500,000. So realistically you guys made the same thing as last year? You are saying you made $0.08 versus $0.06 but if you deduct the 200 you are back to $0.06, is that correct?

Raffy Lorentzian - National Technical Systems, Inc. - CFO

Last year we also had other income of about $156,000 so on a comparative basis it is not quite the same, but for this quarter you could say that did help the bottom line, yes.

Joe Silva Analyst

Next question is how do you intend to pay this new company, the Elliott, when we still have not paid the company that we purchased a while back?

Bill McGinnis - National Technical Systems, Inc. - President and CEO

We haven’t paid them?

Joe Silva Analyst

I mean -- last question I had about a year and a half ago or a year ago when the purchase of the one property, was supposed to be paid off by the sale of the land.

Bill McGinnis - National Technical Systems, Inc. - President and CEO

We have a very nice credit facility and actually using that for investment.

Joe Silva Analyst

So we’re using the credit facility to pay off this Elliott Laboratories?

Bill McGinnis - National Technical Systems, Inc. - President and CEO

Certainly part of it. We haven’t announced how we structured the deal, but certainly credit facility and some equities.

Joe Silva Analyst

Is there any news on the land?

Bill McGinnis - National Technical Systems, Inc. - President and CEO

None to report today unfortunately.

Joe Silva Analyst

Nothing. Okay. Thank you for my call.

Operator

(OPERATOR INSTRUCTIONS). [David Gabai]

David Gabai Analyst

I’m curious, we were holding securities in another company that we sold at a profit, which equaled about $201,000 or 28% of the whole quarter of income?

Bill McGinnis - National Technical Systems, Inc. - President and CEO

Yes.

Raffy Lorentzian - National Technical Systems, Inc. - CFO

Yes.

David Gabai Analyst

If the profit was $201,000 I assume the principal, including the profit, must have been a heck of a lot more than that. Have we reinvested that and/or would we consider buying some of our own securities like some NTS?

Bill McGinnis - National Technical Systems, Inc. - President and CEO

Yes. We are actually -- as I think depicted by our acquisition of Elliott, we continue to invest from an acquisition standpoint. We continue to invest as we migrate the Company towards an engineering service organization. So we are -- we’re investing pretty aggressively for growth. We think that is -- serves us well as our E&E revenues continue to grow as depicted by the results.

David Gabai Analyst

Are we holding any other securities at this time?

Raffy Lorentzian - National Technical Systems, Inc. - CFO

No, very little. Nothing significant.

David Gabai Analyst

That is pretty significant if it was $200,000 of profit. There must have been -- I don’t know what the principal was, what did we sell? Was it $1 million?

Raffy Lorentzian - National Technical Systems, Inc. - CFO

No, actually the basis was very low. So most of the amount that was made was because of the earnings that were earned in prior years and then we just sold them this year. So you can’t recognize the gain until you sell them.

David Gabai Analyst

Can you elaborate at all on this Elliott acquisition as far as cost and/or forward-looking or call it backwards looking, maybe, income, what we might expect from it?

Bill McGinnis - National Technical Systems, Inc. - President and CEO

We haven’t disclosed the purchase price for competitive reasons. But the revenue for that acquisition is in and around $6.5 million. So it is a very nice lab acquisition for us. It gets us in a region -- in a nice branding way to handle the aerospace and telecom business up there.

What I really like about this business is they’re real pros in EMI/EMC testing and if we can augment that capability to provide some environmental testing and handle the GR-63 telecom spec, I think this could be and will be a great play for us. It is a very, very strategic acquisition and from my perspective should work real well for us once we get it integrated.

David Gabai Analyst

When it is up and running what kind of margin would you expect from it?

Bill McGinnis - National Technical Systems, Inc. - President and CEO

I think it is a typical E&E margin. What are we running margin wise?

Raffy Lorentzian - National Technical Systems, Inc. - CFO

We are projecting about 27%.

Bill McGinnis - National Technical Systems, Inc. - President and CEO

A very nice well-run lab. So it should be certainly equivalent to our other well-run laboratories.

David Gabai Analyst

Just a couple more. I noticed we spent about, not a lot of money, $10,600 at MTI, I know it is Bob Lin’s company, I wonder what that was for?

Bill McGinnis - National Technical Systems, Inc. - President and CEO

We did a lot of and we’re moving the Company into a real marketing focus. What we did a number of years ago, because we were very production oriented and we weren’t growing. We developed a national sales organization that I’ve mentioned in a number of previous calls. And we really need to drive the Company to a marketing standpoint as we grow and integrate these acquisitions. So we have some marketing -- they support us from a marketing standpoint with some literature and things along those lines at a very cost-effective price.

David Gabai Analyst

Not going to get into my usual routine, but I invite anyone that didn’t hear me last time to go on your Website and listen to the last call. I still believe in all of it. In looking at the proxy, I just can’t believe that we spent a quarter making five-eighths of what the two top dogs at NTS made last year, the whole company.

So without getting into it, the Company I know is undervalued. The Company I know is probably worth $10 to $12 or even more. But we’re sitting at $6 and I continue to just not seeing the real benefit of remaining shareholders other than that I think it should lead to a transaction. That is what I’m looking for, and that is why I’m still here.

Bill McGinnis - National Technical Systems, Inc. - President and CEO

Thanks for your support and as we have talked many times, we are -- management is committed to execute the growth strategy. We think once we get the revenues, being a small microcap company, to a level, we’re going to see significant value. We continue to add value every day and that is our game plan. We understand people have different opinions and we certainly respect your opinions. We always have a listening ear, as you know.

David Gabai Analyst

I look forward to that sooner than later.

Bill McGinnis - National Technical Systems, Inc. - President and CEO

We do too. Thank you.

Operator

Our [therms] show that there are no further questions.

Arthur Wood - National Technical Systems, Inc. - IR

Bill, do you have any including remarks?

Bill McGinnis - National Technical Systems, Inc. - President and CEO

Again, just to take on what I just said is we are aggressively and have, by our results, continued on the M&A route. We have grown this Company organically. Our aerospace market remains strong and we’re anticipating it to continue to remain strong. I think a point that wasn’t brought up or during the questions is we did have some product delays in this first quarter and if we didn’t, I think the results would have been considerably better and we anticipate that issue resolving itself here in the near-term.

We think the outlook for NTS is favorable, pretty exciting and will continue to remain favorable. And I want to thank everybody for their time this morning.

Operator

Thank you. Once again we thank you all for joining today. You may now disconnect and have a nice day.

Bill McGinnis - National Technical Systems, Inc. - President and CEO

Thank you so much.